UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  September 3, 2009

STANDARD PACIFIC CORP.
(Exact Name of Registrant as Specified in Charter)
______

Delaware	1-10959	33-0475989
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

26 Technology Drive, Irvine, California		92618-2338
(Address of Principal Executive Offices)		(Zip Code)

(949) 789-1600
(Registrant’s telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01       Entry into a Material Definitive Agreement.

Effective September 3, 2009,  the Term Loan B Credit Agreement, dated as of May 5, 2006, among the Company, Bank of America, as Administrative Agent, and the lenders party thereto was amended to provide that the Company would be required to pay a fee equal to 50 basis points per quarter  on the outstanding principal amount of the loans under the Term Loan B Credit Agreement if the Company fails to maintain either a minimum ratio of cash flow from operations to consolidated homebuilding interest incurred, a minimum ratio of home building EBITDA to consolidated home building interest incurred or a maximum ratio of combined net home building debt to consolidated tangible net worth. In addition, the amendment increases the ratio of cash flow from operations to consolidated homebuilding interest incurred and homebuilding EBITDA to consolidated homebuilding interest incurred test from 1.0 to 1.0 to 1.25 to 1.0 for each fiscal quarter following September 30, 2011.

The description of the Amendment set forth herein does not purport to be complete and is qualified in its entirety by the provisions of the Amendment, which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
10.1	Third Amendment of Term B Credit Agreement, effective as of September 3, 2009, by and among the Company and Bank of America, N.A., as Administrative Agent for the Term B Lenders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:           September 3, 2009

STANDARD PACIFIC CORP.

By:	/s/ JOHN M. STEPHENS
John M. Stephens Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description
10.1	Third Amendment of Term B Credit Agreement, effective as of September 3, 2009, by and among the Company and Bank of America, N.A., as Administrative Agent for the Term B Lenders.